Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

AUDIT COMMITTEE DRAFT EB

Constar International Inc. Announces First Quarter Results

Philadelphia, PA—April 28, 2004—Constar International Inc. (NASDAQ: CNST) today announced its financial results for the first quarter ended March 31, 2004.

Net sales for the first quarter rose to $191.7 million, a 14 percent increase over the $168.8 million for the 2003 first quarter. The growth reflects increased shipments of conventional products, favorable foreign currency translation and the pass-through of slightly increased resin prices. These increases were partially offset by price reductions implemented to extend key contracts and meet competitive pricing.

First quarter gross profit was $9.4 million compared to $12.1 million in the 2003 first quarter. The reduced gross profit reflects price reductions implemented to extend key contracts and meet competitive pricing. In addition, as a result of a reduced seasonal build of inventory compared to last year’s first quarter, the Company generated unfavorable inventory absorption which negatively impacted gross profit. However, gross profit benefited from the increase in sales units and reduced spending on warehousing and material handling expenses as well as cost savings from the restructuring project undertaken in the second half of last year.

Adjusted EBITDA in the first quarter was $14.3 million. This compares to $20.4 million in the first quarter of last year. The reduction in gross profit and an increase in operating expenses were the primary contributors to the reduction in adjusted EBITDA.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. In the first quarter of 2004, these increases totaled $0.4 million. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “We are pleased that first quarter results were consistent with our full year guidance. The

Company achieved these results through ongoing efforts to reduce costs, increase volume and closely manage working capital. We remain in a difficult pricing environment for conventional and off-the-shelf custom PET bottles and are addressing price strategies to improve margins. However, we see positive factors with the custom bottle contracts scheduled to ramp-up later in the year, increased interest in Oxbar®, our proprietary oxygen barrier technology, and the continuing trend of conversions from glass containers to PET.”

First quarter operating expenses (defined as selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense, net) were $8.5 million compared to $6.3 million for the same period last year. The increase reflects higher administrative expenses and legal expenses related to a patent infringement action to protect the Company’s Oxbar® oxygen barrier technology. In addition, the Company incurred a charge for an insurance deductible related to a fire at a warehouse in the United Kingdom.

Interest expense in the first quarter was $10.0 million compared to $8.3 million in the prior year period. The increase reflects higher debt levels when compared to the same period in 2003 as well as the increase in the Company’s effective interest rate due to the December 2003 refinancing.

Loss before taxes and minority interest was $9.0 million in the first quarter compared to a loss of $2.5 million in the first quarter of 2003. The primary contributors to this decline were the previously noted reduced gross profit, increased operating expenses and higher interest expense.

The Company reported a first quarter net loss of $8.9 million, or $0.74 per diluted share, compared to a net loss of $1.8 million, or $0.15 per diluted share, in the 2003 first quarter.

Conference Call, Web Cast Information

The Company will hold a conference call on April 28, 2004, at 9:00 a.m. EDT to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 818-5264 (domestic callers) or (913) 981-4910 (international callers). The passcode is “Constar.” The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. EDT on April 28, 2004, through midnight on May 5, 2004 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 794750, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, the continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s relationship with its key customers; the Company’s ability to achieve improved utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the Company’s ability to realize the expected benefits of the previously announced restructuring and to complete the restructuring at its expected costs; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392

Ed Bisno, Bisno Communications, (917) 881-5441

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net customer sales	$190,745	$168,433
Net sales to affiliates	993	358

Net sales	191,738	168,791
Cost of products sold, excluding depreciation	169,440	142,732
Depreciation	12,898	14,002

Gross profit	9,400	12,057
Selling and administrative expenses	6,277	4,759
Research and technology expenses	1,374	1,419
Interest expense	9,982	8,283
Foreign exchange adjustments	46	47
Other expense, net	754	63

Loss before taxes and minority interests	(9,033)	(2,514)
Benefit for income taxes	116	610
Minority interests	5	73

Net loss	$(8,912)	$(1,831)

Per common share data:
Basic and Diluted
Net loss	$(0.74)	$(0.15)
Weighted average shares outstanding:
Basic and diluted shares	12,000	12,000
Reconciliation of net loss to adjusted EBITDA
Net loss	$(8,912)	$(1,831)
Add back:
Interest expense	9,982	8,283
Taxes	(116)	(610)
Depreciation	12,898	14,002

EBITDA	13,852	19,844
Other adjustments under Senior Secured Credit Agreements	403	540

Adjusted EBITDA	$14,255	$20,384

SELECTED BALANCE SHEET DATA

	03/31/2004	12/31/2003
Cash and cash equivalents	$20,949	$16,478
Debt:
Senior Revolving Credit	40,000	25,000
Term B Loan	122,876	123,188
Second Lien Term Loan	75,000	75,000
Senior Subordinated Debt	172,748	172,683
Other	1,565	1,547